Exhibit 99.1

May 1, 2006

Re: First Quarter 2006 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells L.P. Investor:

I’m pleased to enclose your first quarter limited partnership update. This packet includes the following materials:

•	Partnership Account Details of all your account activity in the first quarter

•	Consolidated Partnership Distribution Summary of first quarter distributions and withholdings if the fund(s) in which you are invested are distributing proceeds this quarter*

•	Consolidated Distribution Check if the fund(s) in which you are invested are distributing proceeds this quarter* (Please see the enclosed fact sheet(s) for more information about distributions.)

•	First Quarter 2006 L.P. Fact Sheet for each fund in which you are a limited partner

*	Class-A share investors in Wells L.P. Funds VIII, IX, X, XII, XIII, and XIV will receive an operating distribution.

As a reminder, the Consolidated Partnership Distribution Summary now includes any operating distributions (quarterly amounts paid out of net cash flow from operations), NSP distributions (net proceeds from sales of properties), and withholdings deducted during the first quarter.

As in previous quarters, you’ll want to review the fund fact sheet(s), which include(s) a comprehensive overview of a fund’s portfolio, property activity, and current return. You can learn even more by reading the Form 10-K for your fund(s) at www.wellsref.com. Simply click on “Wells Limited Partnerships” on the main page to access the filing(s) for your investments.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Sincerely,

Leo F. Wells III

General Partner

Enclosures

cc: Financial Representative